NEWS RELEASE

FOR IMMEDIATE RELEASE

American Standard Reports Double-Digit Increases in Sales, Net Income and EPS
Company Reiterates Full-Year EPS and Cash Flow Outlook

     Piscataway, N.J. – April 16, 2003 – American Standard Companies Inc. (NYSE: ASD) today announced first-quarter earnings of 87 cents per diluted share, up 12 percent from first quarter last year. These earnings are consistent with the company’s January estimate for the quarter of 85-90 cents. Sales were a record $1.95 billion, up 11 percent from a year ago. Net income rose to $63.8 million, up 12 percent.

     “We’re pleased with our results, particularly in this challenging economic environment,” said Fred Poses, chairman and chief executive officer. “All three business segments demonstrated solid sales growth and continued to outperform their markets. We achieved especially strong performance from our vehicle control systems and residential air conditioning products.

     “We have the right initiatives in place to deliver both short-term performance and long-term growth. Our productivity efforts continue to produce significant savings and enable us to increase our investments in new products and marketing programs, which are producing increased sales and market share.

     “During the second quarter, we expect a continuation of current economic conditions, with ongoing industrial sector weakness that affects the commercial equipment part of our air conditioning business,” said Poses. “Given that environment, we estimate second-quarter sales growth of 5-7 percent and diluted earnings per share of $1.78-$1.88. We reaffirm our 2003 earnings estimate of $5.40-$5.80 per diluted share as well as our cash flow targets, which are net cash provided by operating activities of $650-$690 million and free cash flow of $410-$450 million. To reach the higher end of our earnings estimate for the year, we will need a modest improvement in economic conditions.”

     In the first quarter, segment income was $164.8 million, up 7 percent. Net cash provided by operating activities was $39 million, $44 million more than first quarter last year. Free cash flow represented a use of $1 million, $33 million better than a year ago. Total operating margin for the quarter was 8.4 percent, down 0.4 percentage points. Equity income was $4.5 million, down $1 million from first quarter last year. The company reduced interest expense by $3.2 million because of lower average debt. Corporate and other expenses increased by $5.4 million, reflecting higher pension, medical and insurance costs as well as higher minority interest expense. The tax rate was 31 percent, down from 33.3 percent a year ago.

     The tables following the news release text provide financial details, including a reconciliation of net cash provided by operating activities to free cash flow and results adjusted to show the favorable impact of foreign exchange on sales, segment income and operating margin.

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FIRST-QUARTER BUSINESS HIGHLIGHTS

     AIR CONDITIONING SYSTEMS AND SERVICES sales were $1.084 billion, up 3 percent over first quarter last year, driven by strong growth in U.S. residential and international commercial air conditioning. Sales increased in every part of Air Conditioning, except commercial unitary equipment, which continues to face a weak and price-competitive market. Segment income was $83 million, up 1 percent. Overall volume growth and productivity initiatives slightly offset the unfavorable volume, price and mix in unitary equipment as well as air conditioning investments. Operating margin was 7.7 percent, down 0.1 percentage points.

     Large air conditioning contracts signed during the quarter included ones for the Grand Hyatt Erawan in Bangkok, Thailand; the International Monetary Fund in Washington, D.C.; a Nissan plant in Mississippi; Siemens in Texas; the U.S. Army’s Fort Drum in New York; and educational institutions, such as Fort Ann (New York) School District, Greenup County (Kentucky) Schools, Natchitoches (Louisiana) Parish School District and the University of Oklahoma in Norman. In addition, the company added 11 global/national accounts, including Bell Canada; Covenant Retirement Communities; Trans World Entertainment, which owns retail stores such as Coconuts in the U.S. and Puerto Rico; and Les Schwab Company, which operates about 350 tire stores.

     BATH AND KITCHEN sales increased 16 percent to $542.9 million. Segment income was $35.1 million, down 10 percent compared with last year. Volume growth, productivity initiatives and favorable foreign exchange effects softened the impact of price pressure, unfavorable mix and cost escalations, as well as the impact of previously reported isolated operating issues and investments in new products and marketing programs. Operating margin was 6.5 percent, down 1.8 percentage points.

     “While Bath and Kitchen’s operating margin is disappointing,” said Poses, “our investments are producing improved sales growth and brand positions. These investments, coupled with our improved productivity and cost-reduction actions, will yield a better product mix and operating margin in the future.”

     During the quarter, Bath and Kitchen introduced new bathroom suites and expanded distribution around the world. In the U.S., The Standard Collection™ continued its strong rollout, and the Sottini® “total bathroom” brand launched successfully at 450 Lowe’s stores. At the ISH fair in Germany, which attracted more than 180,000 trade and consumer visitors from 92 countries, Bath and Kitchen created a major presence and introduced eight product lines under the Ideal Standard, JADO® and Børma® brands. In China, 20 retail dealers renovated or opened new showrooms that exclusively feature American Standard brands.

     VEHICLE CONTROL SYSTEMS first-quarter sales were $324 million, up 32 percent over first quarter last year. Because of increased content per vehicle and expansion into new segments, the business continued to outperform truck and bus markets around the world. In addition, Vehicle Control Systems expanded its global sales penetration. Segment income was $46.7 million, up 39 percent from first quarter last year. The combination of higher volume, favorable foreign exchange and productivity gains outpaced unfavorable pricing, cost escalations and investments in the business. Operating margin was 14.4 percent, up 0.7 percentage points.

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     During the quarter, Vehicle Control Systems won major customer commitments for future production. In Europe, DaimlerChrysler will use WABCO next-generation electronic braking systems in all its heavy-, medium- and light-duty trucks. Freightliner, the leading heavy-duty North American truck manufacturer, agreed to a four-year contract extension that standardizes its fleet on WABCO’s anti-lock braking systems. In addition, IVECO, a leading international manufacturer, entered into a partnership with WABCO to develop a central controller for the electronic architecture in its commercial vehicles.

PLEASE NOTE: American Standard Chairman and CEO Frederic Poses and Chief Financial Officer Peter D’Aloia will discuss the company’s performance and provide guidance on a two-way conference call for financial analysts at 10:30 a.m. EDT today. Related financial charts, reconciliation between GAAP and non-GAAP financial measures, and certain other information to be discussed on the conference call are available on the company’s Web site, www.americanstandard.com. Reporters and the public are invited to listen to the call, which will be broadcast on the Web site and archived for one year. For those unable to connect to the company’s Web site, you may listen via telephone. The dial-in number is (913) 981-4900. Please call five to ten minutes prior to the scheduled start time. The number of telephone connections is limited. A replay of the conference call will be available from 1:30 p.m. EDT today until 11:30 p.m. EDT on April 23. For the replay, please dial (719) 457-0820. The replay access code is 418426.

Comments in this news release contain certain forward-looking statements, which are based on management’s good faith expectations and belief concerning future developments. Actual results may differ materially from these expectations as a result of many factors, relevant examples of which are set forth in the company’s 2002 Annual Report on Form 10-K and in the “Management’s Discussion and Analysis” section of the company’s Quarterly Reports on Form 10-Q. American Standard does not undertake any obligation to update such forward-looking statements.

American Standard is a global manufacturer with market leading positions in three businesses: air conditioning systems and services, sold under the Trane® and American Standard® brands for commercial, institutional and residential buildings; bath and kitchen products, sold under such brands as American Standard® and Ideal Standard®; and vehicle control systems, including electronic braking and air suspension systems, sold under the WABCO® name to the world’s leading manufacturers of heavy-duty trucks, buses, SUVs and luxury cars. The company employs approximately 60,000 people and has manufacturing operations in 29 countries. American Standard is included in the S&P 500.

For more information, reporters may contact:
Lisa Glover, 732 980-6048, lglover@americanstandard.com, or Shelly London, 732 980-6175, slondon@americanstandard.com

For more information, investors and financial analysts may contact:
Gavin Bell, 732 980-6399, gbell@americanstandard.com, or Bruce Fisher, 732 980-6095, bfisher@americanstandard.com

Additional information is available at http://www.americanstandard.com. U.S. callers can listen to the latest news release and other corporate information by dialing (888) ASD-NEWS.

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Copyright © 2003 American Standard Inc.

American Standard Companies Inc.
Consolidated Statement of Operations
(Unaudited)

	Three Months Ended March 31,

In millions except per share data	2003	2002

Sales
Air Conditioning Systems and Services	$1,083.7	$1,048.3
Bath & Kitchen	542.9	468.6
Vehicle Control Systems	324.0	245.0

Total	$1,950.6	$1,761.9

Segment income
Air Conditioning Systems and Services	$83.0	$82.2
Bath & Kitchen	35.1	38.9
Vehicle Control Systems	46.7	33.5

Total	164.8	154.6
Equity in net income of unconsolidated joint ventures	4.5	5.5

	169.3	160.1
Interest expense	30.2	33.4
Corporate and other expenses	46.6	41.2

Income before income taxes	92.5	85.5
Income taxes	28.7	28.5

Net income	$63.8	$57.0

Net income per common share:

Basic	$0.88	$0.79

Diluted	$0.87	$0.78

Average outstanding common shares:
Basic	72.1	72.2
Diluted	73.4	73.5

American Standard Companies Inc.
Data Supplement Sheet

This Data Supplement Sheet includes information on backlog and information excluding the effect of foreign exchange on operating results. With approximately half of the Company’s business from outside the U.S., changes in exchange rates can have significant impact on results when when reported in U.S. Dollars. Management believes that excluding effects is helpful in assessing the overall performance of the business.

In millions	Three Months Ended March 31,

Reported	Reported	% Chg vs.	% Chg vs.
2003	2002	2002	Adj. 2002 (1)

Air Conditioning Systems and Services
Sales	1,083.7	1,048.3	3%	2%
Segment Income	83.0	82.2	1%	3%
Operating Margin	7.7%	7.8%	-0.1pts	0.1pts
Backlog	644	628	3%	0%
Bath & Kitchen
Sales	542.9	468.6	16%	7%
Segment Income	35.1	38.9	-	10%	-	21%
Operating Margin	6.5%	8.3%	-1.8pts	-2.2pts
Vehicle Control Systems
Sales	324.0	245.0	32%	12%
Segment Income	46.7	33.5	39%	18%
Operating Margin	14.4%	13.7%	0.7pts	0.7pts
Backlog	498	415	20%	13%
Total Company
Sales	1,950.6	1,761.9	11%	5%
Segment Income	164.8	154.6	7%	0%
Operating Margin	8.4%	8.8%	-0.4pts	-0.5pts

(1)	Prior year shown at current exchange rates

American Standard Companies Inc.
Consolidated Balance Sheet
(Unaudited)

In millions	March 31,	December 31,
	2003	2002

Current assets
Cash and cash equivalents	$138.3	$96.6
Accounts receivable	1,037.6	881.4
Inventories	868.3	770.7
Other current assets	290.6	265.7

Total current assets	2,334.8	2,014.4
Net facilities	1,422.9	1,430.1
Goodwill	1,007.6	1,012.8
Capitalized Software	240.2	242.0
Other assets	430.2	444.5

	$5,435.7	$5,143.8

Current liabilities
Short-term debt	$67.4	$40.8
Accounts payable	722.7	601.6
Current portion of warranties	122.3	118.0
Other accrued liabilities and taxes	946.9	905.2

Total current liabilities	1,859.3	1,665.6
Long-term debt	2,003.0	1,918.4
Other long-term liabilities
Reserve for postretirement benefits	641.5	623.3
Warranties	199.4	197.9
Other	505.6	508.8

Total liabilities	5,208.8	4,914.0
Shareholders’ equity
Preferred stock	—	—
Common stock	0.7	0.7
Capital Surplus	729.8	724.4
Unearned compensation	(1.9)	(2.3)
Treasury stock	(597.1)	(534.6)
Retained earnings	491.8	428.0
Foreign currency translation effects	(320.7)	(309.2)
Deferred loss on hedge contracts	(0.8)	(2.0)
Minimum pension liability	(74.9)	(75.2)

Total shareholders’ equity	226.9	229.8

	$5,435.7	$5,143.8

American Standard Companies Inc.
Reconciliation of Net Cash Provided (Used) By
Operating Activities to Free Cash Flow(1)
(Unaudited)

In millions	Three Months Ended March 31,

	2003	2002

Net cash provided (used) by:
Operating activities:
Net Income	$63.8	$57.0
Adjustments to reconcile net income to net cash provided by operating activities(2)	(24.4)	(61.6)

Net cash provided (used) by operating activities	39.4	(4.6)

Other deductions or additions to arrive at Free Cash Flow:
Purchases of plant, equipment and computer software	(40.5)	(32.3)
Proceeds from disposals of property	0.3	3.2

Free Cash Flow	$(0.8)	$(33.7)

Notes:

(1)	This statement reconciles cash provided (used) by operating activities to free cash flow. Management uses free cash flow, which is not defined by US GAAP, to measure the Company’s operating performance. Free cash flow is also one of several measures used to determine incentive compensation for certain employees.

(2)	2002 included a one-time payment of $55 million to German tax authorities as part of a previously reported agreement.

American Standard Companies Inc.
Reconciliation of Net Cash Provided (Used) By
Operating Activities to Free Cash Flow(1)
(Unaudited)

In millions	Twelve Months Ended December 31,

	2003 Estimate	2002

Net cash provided by operating activities	$650.0 - 690.0	$624.0
Other deductions or additions to arrive at Free Cash Flow:
Purchases of plant, equipment and computer software	(230.0 - 250.0)	(212.0)
Proceeds from disposals of property	0 - 10.0	21.0
Proceeds from initial sale of receivables	—	(81.0)

Free Cash Flow	$410.0 - 450.0	$352.0

Notes:

(1)	This statement reconciles cash provided (used) by operating activities to free cash flow. Management uses free cash flow, which is not defined by US GAAP, to measure the Company’s operating performance. Free cash flow is also one of several measures used to determine incentive compensation for certain employees.

(2)	2002 included a one-time payment of $55 million to German tax authorities as part of a previously reported agreement.